Exhibit 99.2

Transcript of CNBC Interview with Jason Robins, Chief Executive Officer of DraftKings Inc.

December 23, 2019

Rebecca Quick: Welcome back, everybody. Sports betting company, DraftkKings will become a public company in 2020 through a three way business combination. It is going to be combining with a special purpose acquisition company called Diamond Eagle. Diamond Eagle is already traded on the NASDAQ. It is also combining with SBTech, that’s a provider of sports betting technology. Now, when all is said and done, the newly combined company is going to be renamed DraftKings, which is the name you all know. Joining us right now first on CNBC is DraftKings CEO Jason Robins, and Jason it is great to see you.

Jason Robins: Thank you, happy holidays, everybody.

Rebecca: Happy holidays. Big news, you kind of wrapped this altogether. I think I get it SPAC -using the SPAC to go public makes a lot of sense. Why don't you explain what the rational is, why this makes sense for DraftKings right now?

Jason: Well, this is a complicated deal. It is a three way merger, we looked at different options for financing it and this one made a lot of sense because it allowed us to both secure capital up front through a pipe that would then be used to complete the acquisition.

Rebecca: Is that Diamond Eagle?

Jason: Well yes, we raised an additional pipe as well.

Rebecca: The 300 smillion dollars.

Jason: Led by Cap Research…Franklin… Templeton…Wellton and several other great ones. Then we also wanted, you know, to get public some time in 2020 ideally. And this allowed us to do both of them in the same transaction as opposed to two separate transactions, so it was a good fit for us.

Rebecca: And then, SBTech getting wrapped in, they do the back end technology that you'll be using instead of the company that you use right now?

Jason: Yes, SBTech is a world renowned technology and trading and risk management provider for sports betting and other sorts of online gaming services. They've been around for about 12 years, I think and really a fantastic company we're looking forward to…

Andrew Ross Sorkin: Had you not done it this way would it have been a two-step process?

Jason: Yeah.

Andrew: Meaning go public and then either merge with them or buy them?

Jason: Or the other way around. Raise private capital to buy them and then go public together. So it would’ve probably been one of those two options, we considered those two along with this and this allowed us to do both at the same time.

Tom Farley: I think this is a great example of using the SPAC.

Andrew: He’s in the SPAC business by the way, we should say.

Tom Farley: This is what we talked about a half hour ago. There is a real reason to do it this way and congratulations.

Jason: Thank you.

Tom Farley: I'm furiously kind of going through the investor presentation here and commercial breaks. I have a couple questions. One, do I have a right that revenue next year will be around about $500 million and change and the enterprise value here is something like $3 billion?

Jason: That's right. So we'll be about $540 in revenues as combined business next year. And we expect about $3.3 billion to be the market capitalization upon close.

Tom Farley: Okay. And how did investors get comfortable with that valuation level? What comps do you point them to?

Jason: That was -- that's above my pay grade. We had a lot of bankers that worked on the deal, did a great job helping. It's a unique company. It is difficult to comp, I think, and a lot of work went into it for sure.

Tom Farley: One thing I've never seen in a SPAC and I looked at a lot of them is the duel class share structure. This is the first time I've ever come across that. How did that come to be?

Jason: Well, we felt that this was an industry that was going to take lots of twists and turns and was really important that the management be able to think long term and one of the things that we, you know, thought about is becoming a public company is you don't want to fall into the traps of getting too caught up in quarterly earnings and things like that and obviously, that's an important thing. We need to, you know, hit the numbers that we promised but we also want to have the flexibility to be able to think long term and really plan on what will drive value over the next three to five years and beyond.

Andrew: The original SPAC was a single class.

Jason: Right. Correct.

Andrew: So you had had to -- as part of the transaction, you're effectively changing the classes of shares?

Jason: Well, the whole thing is changing, because you know, it was a three way merger. So everything kind of hit reset.

Andrew: And as you…one of the things that is interesting about a SPAC is you can actually speak to investors as you said, for as long as you need to.

Tom Farley: And you can share projections, which is distinct from an IPO. And in fact, they have shared projections.

Andrew: The question I was going to ask is how comfortable or not and how many questions did you get about the governance issue when it comes to talking to some of the big investors on this?

Jason: Well you're absolutely right that one of the benefits is to be able to socialize not only, you know, the deal and the valuation but other aspects of it. So we were pretty thorough we talked to a lot of investors and generally speaking, you know, we got a lot of really good feedback on everything. And I think that for the most part we kind of stuck where we were, but we did make some changes along the way which is, you know, is a helpful part of the process to be able to get that feedback.

Rebecca: Jason, can I just ask, in terms of raising money going public with the new fund that you set up why do you need to raise money right now? You guys are growing really fast in terms of revenue what's the plan? What are you going to do with it?

Jason: There are a lot new states that recently legalized sports betting: Michigan just recently, Colorado, about a month or so before. So we have a lot of really exciting, you know, the new markets that we would like to launch and that requires capital investment.

Rebecca: This is about building out and building the business, not about cashing out early investors?

Jason: No, no this is going to be mostly primary capital.

CNBC: Jason, with the opportunity in the U.S. with all the major sports. Overseas in particular, Europe, soccer is huge what is the opportunity outside of the U.S. in a sport like that?

Jason: Well…sports betting has been around in Europe, Australia and other parts of the world for a while. There is regulation happening all over the globe right now, so we think longer term there is a really exciting international opportunity. Our primary focus is going to be the United States given, you know, really what we see as a market that's going to be rapidly developing. I think you guys, CNBC, had an article that 2020 will be the year of sports betting yesterday or the day before.

CNBC: So football is the number one sports in betting…what’s two and three? Basketball and baseball?

Jason: It depends on the time of year you know, with so many new states and growth it's kind of hard to tell the big ones are football, basketball, baseball, college sports are quite large as well and then golf, hockey, and some others are growing quite nicely.

Rebecca: Jason, I want to thank you for being with us today. It's a really a pleasure having you here on day one. Yeah. You’ll come back and tell us more as this progresses.

Jason: I would love to.

CNBC: Congratulations.

Jason: Happy Holidays, everybody.

Tom Farley: Well we’ll be watching the markets reception at 9:30. It’ll be interesting to see how the stock trades, and how the warrants trade.